UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________

FORM 10
___________

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Game Plan Holdings, Inc.
(Name of Registrant as specified in its charter)

Nevada	20-0209899
(State or other jurisdiction of incorporation or jurisdiction)	(I.R.S. Employer Identification Number)

1712 Ravanusa Drive
Henderson, NV 89052
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (702) 951-1385

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001	Over-the-counter Bulletin Board

Securities to be registered under Section 12(g) of the Act:

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Ruler 12-2 of the Exchange Act.

Large accelerated filer                                                                                                Accelerated filer
Non-accelerated filer                                                                                                  Smaller reporting company  [X]

i

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once we have completed this registration, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “Game Plan,” “GPH,” the “Company,” “GP,” “we,” “our” or “us” means Game Plan Holdings, Inc., a Nevada corporation.  Our principal place of business is located at 1712 Ravanusa Drive, Henderson, NV 89052.  Our telephone number is (702) 951-1385.

ITEM 1.                      BUSINESS

Business Development

The Company is a Nevada corporation which was formed March, 25, 1999.  We own and operate a social networking website, www.HazzSports.com (“Hazzsports.com”).  Hazzsports.com is a new online social networking website that offers an interactive resource for sports enthusiasts. Our management believes that HazzSports.com sets itself apart from other networks through its diverse range of applications and its up-to-the-minute sporting news feature.  This new online community provides a free area on the web for athletes, sports fans, coaches and friends to network socially and professionally with each other.  HazzSports.com will also provide its users with the ability to showcase their talents and abilities to coaches and scouts.  HazzSports.com is a healthy place for the sports enthusiast to socially interact, post and schedule tournament/events, share photos videos and journals, write blogs, and stay current with sports news and scores.

HazzSports.com was the sole vision of its founder and President, Charles Hazzard, in 2006.  Mr. Hazzard was enrolled in the Masters program in Educational Technology at Pepperdine University when he was assigned to his thesis and action research project. The requirements for this project were to effect change on his current environment, applying some form of technology.  After months of research, he found an area that he felt he could make an impact.  During this time, he was the assistant coach for the baseball team at Pepperdine University. Mr. Hazzard thought that his players needed a better way to stay in touch during the summer, and his fellow coaches needed an easier and more cost effective way to recruit high school and junior college athletes.  Being a competitive high school athlete who went through the recruiting process, Mr. Hazzard knew that it was very expensive for kids to take their highlighted videos and resumes and send them through the regular mail to multiple coaches across the United States. In addition, Mr. Hazzard, being a college coach in the recruiting field, knew that several VHS and DVDs get destroyed or lost in the mail. His initial idea was to simplify this process. He had the idea that high school athletes could upload their videos and fill out their profiles online. Here the athletes then send a link of their profile to coaches via email. It’s a free and easier way of sending information and communicating. With the help of some very close friends, Mr. Hazzard was able to secure enough of an initial investment to start a Nevada corporation and fund the early development of this website.  Mr. Hazzard presented a nearly finished version of the website for his action research project and received his Masters Degree from Pepperdine University in 2007. This initial idea of an effective and free way for high school athletes to communicate with coaches modified into a social networking website geared towards sports enthusiasts.

With the help of Christina Mabanta, Vice President of the Company, and their lead web developer, Mr. Hazzard finished the website and launched HazzSports.com publicly on February 5, 2008. Today, HazzSports.com offers a diverse range of applications and interactive resources for the sport enthusiast.

Principal Products and Services

Social networking websites have become established forums for keeping in contact with old acquaintances and meeting new friends. Users can create their own web profile page where they can link friends together, share photos and videos, and communicate socially through the services provided on the website.

HazzSports.com provides a user-friendly website providing free services to meet the needs of its users.  In addition, HazzSports.com will be offering products and services as follows:

•	Free membership which allows users to create their own personal web profile page.
•	Networking resource where coaches, agents and scouts can view athletes’ videos and their profile for recruiting purposes.
•	Viewable photos in our photo gallery of pictures taken by professional photographers at sporting events and tournaments.
•	Communication among users via email, IM (instant messaging), VOIP (voice over internet proto-call), and by posting message comments on each others’ profile page.
•	A way to meet new athletes in the athletes’ particular sport or in different sports.
•	Allows prospective recruits to update their recruiting calendar for teammates and coaches to view their tournament and game schedule.
•	Allows athletes to keep in touch with old teammates, players on other teams, and athletes in other sports.

Our Principal Competitive Strengths

Our management team consists of a diverse group of executives that have business, finance and industry specific specialties.  Furthermore, we have established relationships with consultants that possess significant experience in the finance, technology and social networking industries.

Our Growth Strategies

Our primary growth strategy will mirror other successful social networking websites where we will rely on a strong word of mouth campaign.  To start this word of mouth campaign, HazzSports.com will build promotional pages of other social networking websites which sponsor key sporting events around the country.  At these sporting events, we will have photographers in HazzSports.com shirts and hats taking pictures of the athletes and fans and letting them know that they can purchase their pictures at HazzSports.com.  Our secondary marketing strategy will be the placement of advertisements in key strategic areas of the website.

Advertising sales will be the initial source of income for the website. However, HazzSports.com plans to make sales from the photos page as an additional source of revenue.  In addition, HazzSports.com will eventually host a live sports talk radio show, Hazzardous Sports Talk Radio, where subscribers can join for a monthly fee.  Management is also considering selling sports apparel, sports equipment and sports memorabilia on the website in exchange for a percentage of the sales.

Distribution Methods

Our management presently contemplates that all services and revenue sources will be disseminated over the Internet through the Hazzsports.com website.

Product Development

HazzSports.com’s product is the website itself and although the website is currently online and running, it is still in its initial development stage.  Currently all of the basic functionality on the website has been completed resulting in a limited launch to the public on February 5, 2008.  We are working on the development of applications that we believe will set us apart from our market competitors.  These developmental applications are a Photo Sharing Application, Fantasy Sports application, an Interactive Sports Talk Radio Show and a Sports Movie Page.  It is our goal at HazzSports.com to have these applications up and running by the end of the third quarter 2009.

Photo Sharing Application

HazzSports.com is currently in the Beta testing phase of our photo sharing application. We will be sponsoring key sporting events where we will have professional photographers taking pictures at the events. This application will allow our users to view, download, or purchase photos. The vision of this application is twofold. The first is to provide photos of our users at their individual sporting events demonstrating to our user that they are of importance to HazzSports.com.  The second is that the application will be used as a marketing tool.  Photographers will be wearing HazzSports.com t-shirts and hats at the sporting events, taking photos of athletes and fans, and passing out cards informing them that they can get their pictures on HazzSports.com.  This will provide more traffic to the site and will increase our usage numbers. The photo sharing application will also serve as an alternate source of revenue for HazzSports.com. Users will be able to download their photos for free with the HazzSports.com watermark on the photo.  If our users wish to have the watermark removed, or if they would like prints sent to them, they will be prompted to pay for those services.

Fantasy Sports Application

This application will allow our users the ability to stay within the site to conduct gaming in a fantasy league.  Fantasy Sports is one of the largest Internet industries in the sporting realm.  Currently, the fantasy sports market is controlled by CBSSportsline.com, Yahoo.com and ESPN.com.  The management team at HazzSports.com believes that there is an opportunity to grab a share of this market by attaching it to a social network.  The current leading providers do not possess a social networking application which gives us a competitive advantage.

Interactive Sports Talk Radio Show

We are in the design phases of developing an interactive streaming sports talk radio show.  This will give our users the unique opportunity to interact and provide content to a live broadcasted sports talk show.  This show will also serve as a potential alternate source of revenue for HazzSports.com through potential advertisers and a monthly user fee.  However, to have this service, HazzSports.com users will have to pay a monthly subscription fee.

Sports Movie Page

We are in the concept development stage for this application.  The vision of the sports movie page is to provide an area for our users where they can watch sports movies for free.  The goal is to provide a page on HazzSports.com where our users can search through a catalogue of movies, and when they click on the movie of their choice, that movie will instantly play from start to finish with no download times.  The technology is now available, and we are currently searching for the right developers to make this vision a reality.

Competition

HazzSports.com joins the growing market of social networking e-commerce websites. Social networking sites have increased substantially since January 2004, and page views per visitor have grown in the same period. With over 100 million users, MySpace and Facebook are the largest and most expansive social networking sites on the web.  HazzSports.com plans to join this social networking marketplace. HazzSports.com will be targeted to sports enthusiasts between the ages of 15-35, as this age range is found to be the most prominent Internet users.

Websites, such as MySpace and Facebook have become a resource for communication and online endeavors. As an online social networking utility, HazzSports.com distinguishes itself by focusing upon sports as a social networking niche. Our management believes that HazzSports.com delivers an exciting new sports environment with all the functionality and benefits of a social networking website.

Patents, Trademarks, Licenses, Franchises, Royalty Agreements

Patents

The Company does not own any patents.

Trademarks

The Company owns 2 trademarks which are registered with the United States and Patent and Trademark Office, Trademark Registration No. 3,609,416 and Trademark Registration No. 3,521,870.  Trademark Registration No. 3,609,416 is for the Hazzsports.com logo and Trademark Registration No. 3,521,870 is for the wording Hazzsports.com.  The Company also has two pending Trademark applications, Serial Number 77400771 and Serial Number 77400786.  Both of these trademark applications are in regards to slogans that the Company wishes to trademark.  The first slogan is “The Ultimate Place for Sports” and the other slogan is “It’s better to be a Hazz been than a never was.”

Licenses and Royalties

The Company does not have any license or royalty agreements in place.

Environmental Laws

There is no industry specific compliance with federal, state or local environmental laws that is necessary for the operation of our business.

Employees

The Company has one employee, Mr. Charles Hazzard, who serves as the Company’s Chief Executive Officer.

Regulatory Mandates

There are no industry specific governmental approvals that are needed for the operation of our business.

Reports to Security Holders

We will make available free of charge any of our filings as soon as reasonably practicable after we electronically file these materials with, or otherwise furnish them to, the Securities and Exchange Commission (“SEC”).  We are not including the information contained in our website as part of, or incorporating it by reference into, this report on Form 10.

As a result of its filing of this Form 10, the Company expects to become subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These obligations including filing an annual report under cover of Form 10-K, with audited financial statements, unaudited quarterly reports on Form 10-Q and the requisite proxy statements with regard to annual shareholder meetings.  The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030.  The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

ITEM 1A.                                RISK FACTORS

The Company is subject to various risks that may materially harm its business, financial condition and results of operations.  You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase its common stock.  If any of these risks or uncertainties actually occurs, the business, financial condition or operating results could be materially harmed.  In that case, the trading price of the Company’s common stock could decline significantly, and investors could lose all or part of their investment.

OUR BUSINESS INVOLVES VARIOUS RISKS, INCLUDING THE FOLLOWING:

•	We expect to face increasing competition that could result in a loss of users and reduced revenues or decreased profit margins.
•	Failure to increase or maintain the number of members for our social networking services would cause our business and financial results to suffer.
•	If we are not successful in increasing or maintaining the number of social networking members our business and financial results will suffer.
•	If our social networking members do not interact with our Web site, our business and financial results will suffer.
•	We may be unable to increase or maintain our advertising revenues, which could reduce our profits.

WE EXPECT TO FACE INCREASING COMPETITION THAT COULD RESULT IN A LOSS OF USERS AND REDUCED REVENUES OR DECREASED PROFITS.

The market for our services is competitive, and we expect competition to significantly increase in the future. Our social networking services compete with a wide variety of social networking Web sites, including broad social networking Web sites such as MySpace and Facebook; a number of specialty Web sites, that offer similar online social networking services based on school, work or military communities; and an increasing number of schools, employers and associations that maintain their own Internet-based alumni information services. We also compete with a wide variety of Web sites that provide users with alternative networks and ways of locating and interacting with acquaintances from various affiliations, including Web portals such as Yahoo!, MSN and AOL, and online services designed to locate individuals such as White Pages and US Search. As Internet search engines continue to improve their technology and their ability to locate individuals, including by finding individuals through their profiles on social networking Web sites, these services will increasingly compete with our services. As a result of the growth of the social networking market, a number of companies are attempting to enter our market, either directly or indirectly, some of which may become significant competitors in the future. In addition, many existing social networking services are broadening their offerings to compete with our services. As we broaden our services and evolve, we may compete with the increasing number of social networking Web sites for special niches and areas of interest.

We compete for advertising revenues with social networking Web sites, online direct marketing businesses, content providers, large Web publishers, Web search engine companies, content aggregation companies, major Internet service providers and various other companies that facilitate Internet advertising. We also compete with traditional offline advertising media, such as radio, television and print advertising, because most companies currently spend only a small portion of their advertising budgets on Internet-based advertising. Internet advertising techniques are evolving, and if our technology and advertising serving techniques do not keep up with the needs of advertisers, we will not be able to compete effectively. If we fail to persuade companies to advertise on our Web sites, our advertising revenues will be adversely affected.

Some of our competitors have longer operating histories, greater name and brand recognition, larger customer bases, significantly greater financial, technical, sales and marketing resources, and engage in more extensive research and development than we do. Some of our competitors also have lower customer acquisition costs than we do and offer a wider variety of services and more sophisticated or compelling features than ours. If our competitors are more successful than we are in attracting users, our ability to maintain a large and growing user base will be adversely affected. Some of our social networking competitors have more compelling Web sites with more extensive user generated content. If our social networking services are not as compelling and we do not stay current with evolving consumer trends, we may not succeed in maintaining or increasing our membership base. If our competitors provide similar services for free, we may not be able to charge for any of our services. Competition could have a material adverse affect on our advertising revenues from our social networking and photo event services. More intense competition could also require us to increase our marketing expenditures. As a result of competition, our revenues and profitability could be adversely affected.

FAILURE TO INCREASE OR MAINTAIN THE NUMBER OF FREE MEMBERS FOR OUR SOCIAL NETWORKING SERVICES
WOULD CAUSE OUR BUSINESS AND FINANCIAL RESULTS TO SUFFER.

The success of our social networking services depends upon our ability to increase or maintain our base of free members, because we will generate paying subscribers from our interactive streaming sports talk radio show and advertising revenues as a result of our free members. Our ability to increase our base of free members is dependent upon attracting users to Hazzsports.com. From time to time, we will experience decreases in the number of new free member registrations, and we may not be able to increase or maintain the level of new free member registrations. Failure to increase or maintain our base of free members could have a material adverse effect on our business and on our ability to implement our strategies.

IF OUR SOCIAL NETWORKING MEMBERS DO NOT INTERACT ON HAZZSPORTS.COM, OUR BUSINESS AND FINANCIAL RESULTS WILL SUFFER.

Our success is dependent upon our social networking members interacting with Hazzsports.com. Currently, the network effect on Hazzsports.com is limited, and the vast majority of our member activity is within the high school community and family and friends.  Only a limited number of our social networking members post photographs and information about themselves, engage in message board discussions, view other members' profiles or participate in the other features on Hazzsports.com. If we are unable to encourage our members to interact more frequently and to provide user generated content, our ability to attract new users and attract advertisers will be adversely affected. As a result, our business and financial results will suffer, and we will not be able to grow our business as planned.

WE MAY BE UNABLE TO INCREASE OR MAINTAIN OUR ADVERTISING REVENUES, WHICH COULD REDUCE OUR PROFITS.

We will generate advertising revenue from the sale of display advertisements on Hazzsports.com. Our ability to increase or maintain advertising revenue from each of these potential sources is largely dependent upon the number of members actively using our services. We may have to increase user engagement with our services in order to increase our advertising revenues. In addition, Internet advertising techniques are evolving, and if our technology and advertisement serving techniques do not evolve to meet the needs of advertisers, our advertising revenue would decline. Changes in our business model, advertising inventory or initiatives could also cause a decrease in our advertising revenue. From time to time we may undertake initiatives that we will believe will increase our advertising revenues but may result instead in decreased advertising revenues. In addition, our advertising revenue may fluctuate, and may fluctuate in the future, due to changes in the online advertising market, including extreme fluctuations in online advertising spending patterns and advertising rates. In addition, Internet advertisements are reportedly becoming a means to distribute viruses over the Internet. If this practice becomes more prevalent, it could result in consumers becoming less inclined to click through online advertisements, which could adversely affect the demand for Internet advertising. We do not have long-term agreements with our advertisers. Any termination, change or decrease in our advertising relationships could have a material adverse affect on our revenues and profitability. If we do not maintain or increase our advertising revenues, our business, results of operations and financial condition would be materially adversely affected.

OUR BUSINESS COULD BE SHUT DOWN OR SEVERELY IMPACTED BY A CATASTROPHIC EVENT.

Our computer equipment and the telecommunications infrastructure of our third-party network providers are vulnerable to damage from fires, earthquakes, floods, power loss, telecommunications failures, terrorism and similar events. Despite our implementation of network security measures, our servers are also vulnerable to computer viruses, worms, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering of our computer systems. In addition, a significant portion of our critical computer equipment is located in areas of the State of Nevada which is particularly susceptible to extreme temperatures. We do not maintain redundant capabilities for Hazzsports.com and any of these events could result in a significant and extended disruption of services. Currently, we do not have a disaster recovery plan to address these and other vulnerabilities. As a result, it would be difficult to operate the business of the Company in the event of a disaster. Any prolonged disruption of our services due to these, or other events would severely impact or shut down the business of the Company. Our insurance may not be sufficient to cover, if at all, losses that may occur as a result of any events which cause interruptions to our services.

OUR MARKETING ACTIVITIES, WHICH ARE VERY IMPORTANT TO THE FUTURE SUCCESS AND FUTURE GROWTH OF OUR BUSINESS, MAY NOT BE SUCCESSFUL.

We will use online advertising to promote our social networking services to potential new free members. We intend to structure our online advertising arrangements in that we will pay a fee for each new free account registration generated through a particular advertisement. Generally, the cost of online advertising has been increasing in recent periods, which has resulted in an increase in general marketing expenditures. If the cost of online advertising continues to escalate, we may in the future experience decreases in the number of new account registrations unless we increase our marketing expenditures. However, increases in our marketing expenditures could adversely impact our profitability, and there can be no assurance that our marketing activities will be successful.

OUR SOCIAL NETWORKING BUSINESS RELIES HEAVILY ON EMAIL CAMPAIGNS, AND ANY RESTRICTIONS ON THE SENDING OF EMAILS
COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our business is highly dependent upon email. Our emails will generate the majority of the traffic on Hazzsports.com. Each month, a significant number of email addresses for our social networking become invalid. This disrupts our ability to email these members. Further, social networking members cannot contact or interact with members with invalid emails, which undermines a key reason that members use our social networking services. Because of the importance of email to our business, if we are unable to successfully deliver emails to our members, our revenue and profitability would be adversely affected.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, regulates the distribution of commercial emails. Among other things, the CAN-SPAM Act provides a right on the part of an email recipient to request the sender to stop sending messages. In compliance with the CAN-SPAM Act, we do not send commercial emails to our members if they elect to opt-out of receiving these emails. As a result, an increase in the number of members who opt-out of receiving commercial emails from us could adversely affect our business. In addition, voluntary actions by third-parties to block, impose restrictions on, or charge for the delivery of, emails through their email systems could materially and adversely impact our business. From time to time, Internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our members. Any disruption or restriction on the distribution of emails or increase in the associated costs could adversely impact our ability to continue our email campaigns, which would materially and adversely affect our revenues and profitability.

IF WE ARE UNABLE TO DEVELOP NEW OR ENHANCED FEATURES OR FAIL TO PREDICT OR RESPOND TO EMERGING TRENDS
AND CONSUMERS' CHANGING NEEDS, OUR BUSINESS AND FINANCIAL RESULTS WILL SUFFER.

Our future success will depend in part on our ability to modify or enhance Hazzsports.com features to meet consumer demands, add features and address technological advancements. If we are unable to predict consumer preferences or industry changes, or if we are unable to modify Hazzsports.com features in a timely manner, we may lose members and future advertisers. New features may be dependent upon our obtaining needed technology or services from third parties, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We will spend significant resources developing and enhancing our features. However, new or enhanced features may have technological problems or may not be accepted by consumers or advertisers. There can be no assurance that new designs or features will be launched as anticipated or will be commercially successful. If we are unable to successfully develop, acquire or implement new features or enhance our existing features in a timely and cost-effective manner, our business and results of operations may be adversely affected.

WE HAVE A HISTORY OF LOSSES AND WE MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE.

We have incurred losses in recent periods and we expect that our operating expenses will increase as we implement our strategies and incur expenses associated with being a public company. If our revenues do not increase to offset these expected increases in costs and operating expenses, our operating results would be materially and adversely affected. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses.

IF OUR SECURITY MEASURES ARE BREACHED AND UNAUTHORIZED ACCESS IS OBTAINED TO OUR MEMBERS' PERSONAL DATA, WE MAY INCUR SIGNIFICANT LIABILITIES, OUR SYSTEMS MAY BE PERCEIVED AS NOT BEING SECURE AND CONSUMERS MAY STOP USING OUR SERVICES.

The services we offer involve the storage of large amounts of information, including our members' personal data. If our security measures are breached as a result of third-party action, employee error, malfeasance, or otherwise, we could be subject to liability. Our security measures may not be effective in preventing these types of activities. In addition, the security measures of any third-party data center, technical support, customer service operations or other vendors may not be adequate. Because techniques used to obtain unauthorized access to, or to sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventive measures. Our members or third-parties may assert liability claims against us as a result of any failure by us or third-parties to prevent security breaches or the unauthorized disclosure of our members' information, failure to comply with applicable data protection laws, or our own posted privacy policies, and other activities. In addition to potential legal liability, these activities may adversely impact our reputation and may interfere with our ability to provide our services, all of which could adversely impact our business.

ASSERTIONS BY A THIRD-PARTY THAT WE INFRINGE UPON ITS INTELLECTUAL PROPERTY COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION, EXPENSIVE LICENSES OR THE INABILITY TO OPERATE AS PLANNED.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to provide our services or develop new services and features, which could make it more difficult for us to operate our business. We have in the past received, and may continue to receive, inquiries from third parties as to whether we infringe their proprietary rights. Any litigation or claims, whether or not valid, could be time-consuming, expensive to litigate or settle and could divert our managements' attention and financial resources.

If we are determined to have infringed upon a third-party's intellectual property rights, we may be required to pay substantial damages, stop using technology found to be in violation of a third-party's rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. We may also be required to develop alternative non-infringing technology, that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business and results of operations could be harmed.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS
FROM UNAUTHORIZED USE OR INFRINGEMENT BY THIRD-PARTIES.

We have pursued the registration of our trademarks and service marks in the United States. We have two registered United States trademarks. We cannot assure you that any future trademark registrations will be issued for pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our proprietary rights.

The steps we have taken to limit access to, and disclosure of, our proprietary information may not prevent unauthorized use of our technology. Moreover, others may independently develop technologies that are competitive with ours or infringe our intellectual property. We cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property rights.  Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

IF WE ARE UNABLE TO PROTECT OUR DOMAIN NAMES, OUR REPUTATION AND BRANDS COULD BE ADVERSELY AFFECTED.

We currently hold the domain name registration of Hazzsports.com. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is in flux. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find Hazzsports.com and our services.

CHANGES IN LAWS AND REGULATIONS AND NEW LAWS AND REGULATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

We are subject to a variety of federal, state and local laws and regulations, including those relating to issues such as user privacy and data protection, defamation, pricing, advertising, taxation, contests and sweepstakes, promotions, billing, content regulation, bulk email or "spam," anti-spyware initiatives, security breaches and consumer protection. Compliance with the various laws and regulations, which in many instances are unclear or unsettled, is complex. Any changes in such laws or regulations, the enactment of any additional laws or regulations, or increased enforcement activity of such laws and regulations, could significantly impact our costs or the manner in which we conduct business, all of which could adversely impact our results of operations and cause our business to suffer.

The Federal Trade Commission and certain state agencies have investigated Internet companies in connection with consumer protection and privacy matters. The federal government has also enacted consumer protection laws, including laws protecting the privacy of consumers' nonpublic personal information. Our failure to comply with existing laws, including those of foreign countries in which we operate, the adoption of new laws or regulations regarding the use of personal information or an investigation of our privacy practices could increase the costs of operating our business.

In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. The Internet Tax Freedom Act, which placed a moratorium on new state and local taxes on Internet commerce, is in effect through November 2007. Future laws imposing taxes or other regulations on the provision of goods and services over the Internet could make it substantially more expensive to operate our business.

WE MAY BE REQUIRED TO SEEK ADDITIONAL FUNDING, AND SUCH FUNDING MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased investment in capital equipment or the acquisition of businesses or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely.

REVENUES AND RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY

Revenues and results of operations are difficult to predict and depend on a variety of factors.  They depend, in part, upon the commercial success of Hazzsports.com.

SHAREHOLDERS WILL NOT PARTICIPATE IN MANAGEMENT

Shareholders will not be entitled to participate in the day to day management of our operations and investment activities. Our Bylaws and associated statutes, however, provide shareholders with certain voting and other rights.

OPERATING DEFICITS

The expenses of the operations will exceed our revenues for the foreseeable future. This will require that these deficits be financed through our operations and our previous and perhaps future capital raises. In the event we are unable to achieve operating revenues to achieve our objectives and we are unable to obtain additional outside capital, we may be forced to curtail or terminate operations.

GENERAL ECONOMIC CONDITIONS

General economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances may affect the success of the Company.

CHANGING MARKET CONDITIONS

The market for specific products or services offered by the Company may adversely change, thereby reducing the value of our shares of common stock.  The general economic prospects of the United States or any general fluctuations in the capital markets may also affect the value of the shares of common stock.

GENERAL ECONOMIC AND MARKET CONDITIONS

The success of our activities may be affected by general economic conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances.

WE ARE A NEW COMPANY WITH NO OPERATING HISTORY

The operation of the Company constitutes a new venture. As a result, we have limited financial information on which you can evaluate our prior performance. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our business objectives.

WE WILL BE DEPENDENT UPON KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS, PARTICULARLY CHARLES HAZZARD.
IF WE LOSE ANY MEMBER OF OUR KEY MANAGEMENT TEAM, OUR ABILITY TO IMPLEMENT
OUR BUSINESS STRATEGY COULD BE SIGNIFICANTLY HARMED.

We will depend on the diligence, skill and network of business contacts of the members of our senior management. Our future success will depend to a significant extent on the continued service and coordination of the senior management team, particularly Charles Hazzard. The departure of Charles Hazzard could have a material adverse effect on our ability to achieve our business objectives.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL DEPEND ON OUR ABILITY TO MANAGE OUR FUTURE GROWTH EFFECTIVELY.

We are subject to the business risks and uncertainties associated with any new business enterprise. Our ability to achieve our business objectives will depend on our ability to grow. We will need to hire, train, supervise and manage new employees. Failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS.

We may experience fluctuations in our operating results due to a number of factors, including the level of our expenses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

PROVISIONS OF THE NEVADA GENERAL CORPORATION LAW AND OF OUR CHARTER AND BYLAWS COULD DETER
TAKEOVER ATTEMPTS AND HAVE AN ADVERSE IMPACT ON THE PRICE OF OUR COMMON STOCK.

Our charter and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock.

IF OUR STOCK PRICE FLUCTUATES, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.

The market price of our common shares may be influenced by many factors, some of which are beyond our control, including announcements by us or our competitors of significant contracts, productions, acquisitions or capital commitments, variations in quarterly operating results, general economic conditions, terrorist acts, future sales of our common shares and investor perception of us and the filmmaking industry. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

WHILE WE BELIEVE WE CURRENTLY HAVE ADEQUATE INTERNAL CONTROL OVER FINANCIAL REPORTING, WE ARE REQUIRED TO ASSESS OUR
INTERNAL CONTROL OVER FINANCIAL REPORTING ON AN ANNUAL BASIS AND ANY FUTURE ADVERSE RESULTS FROM SUCH ASSESSMENT
COULD RESULT IN A LOSS OF INVESTOR CONFIDENCE IN OUR FINANCIAL REPORTS AND HAVE AN ADVERSE AFFECT ON OUR STOCK PRICE.

Section 404 of the Sarbanes-Oxley Act of 2002 and the accompanying rules and regulations promulgated by the SEC to implement it will require us to include in our Form 10-K an annual report by our management regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting that cannot be remediated in a timely manner, we will be unable to assert such internal control is effective. While we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate because of changes in conditions, and, as a result, the degree of compliance of our internal control over financial reporting with the applicable policies or procedures may deteriorate. If we are unable to conclude that our internal control over financial reporting is effective (or if our independent auditors disagree with our conclusion), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price.

ITEM 2.                      FINANCIAL INFORMATION

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations Plan Of Operations

The Company owns and operates Hazzsports.com which has plans for several different lines of business.  Below are descriptions of such current and future lines of business.

Website

HazzSports.com has focused its immediate sales strategy to rapidly acquire a large user base with maximum viral capability.  Our user volume objective is to secure over 10,000 members in the first nine months, with a potential to reach over two million users in two years. HazzSports.com is focusing on driving the sports community to the website via email marketing and search engine optimization. We believe that these strategic forces will produce a large number of new potential users, generating sales and revenue. HazzSports.com Photos Events Page and Affiliate Programs will also be a generator of sales and revenue.

Email Marketing

Popular networks, such as Facebook and MySpace, have subscriber volumes measuring in the hundreds of millions. Our campaign includes setting up awareness profiles on Facebook and MySpace to promote and educate our site to targeted users from these popular networks. These profiles will act as informational flyers on the Internet.  This type of initial marketing strategy is free and can be used to mass email our target market.  We have also collected a large email database of high school athletes and college coaches to distribute our product further.

Photo Events

HazzSports.com is currently in the Beta testing phase of our Photo Events Application.  We will be sponsoring key sporting events where we will have professional photographers taking pictures. This application will allow our users to view, download, or purchase photos of themselves that one of our photographers has taken. Users will be able to download their photos for free with the HazzSports.com watermark on the photo.  If our users wish to have the watermark removed, or if they would like prints sent to them, they will be prompted to pay for those services.

Affiliate Programs

HazzSports.com will offer itself as an affiliate to strategic partners.  We are currently reviewing a proposal from sporting goods retailers looking to sell their products through HazzSports.com.   In return for providing an area on HazzSports.com for these retailers to sell their product, then we will receive a percentage of each sale made.

The Company has financed its business plan with funds provided by management, as well as outside capital.  The Company’s strategy is to focus on activities that generate cash flow in the short term to cover present operating expenses, to develop contacts and alliances and to fund future projects.

The Company has recruited or is in the process of recruiting senior level executive talent to expand contacts, manage assets and increase our ability to raise funds.

Results Of Operations

Costs incurred by the company were primarily for the funding of website development, purchasing of equipment and the general promotion of Company.

Our revenues for 2008 were minimal.  However, in 2009, we are going to be involved with various types of revenue generating activities.  However, due to the recent global economic downturn and recession, it has made it more difficult to secure online advertising as a source of revenue.

The Company is at such an early juncture, we will not be able to determine the impact of inflation and changing prices on the Company’s net sales and revenues and on income from continuing operations.

Liquidity And Capital Resources

The Company has $508,962 as cash reserves, which is sufficient to fund the present business plan.  The Company reserves the right to raise additional funds however at this time the Company does not have any plans to raise any such additional funds.

Liabilities

The Company has $2,632 in accrued liabilities as of December 31, 2008.  These liabilities are non-interest bearing with no stated repayment terms.

Off-Balance Sheet Arrangements

The Company has not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be considered material to investors.

ITEM 3.                  PROPERTIES

The Company’s principal place of business is located at 1712 Ravanusa Drive, Henderson, NV 89052.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists stock ownership of the Company’s common stock.  The information includes beneficial ownership by (i) holders of more than 5% of common stock, (ii) each of the four directors and executive officers, and (iii) all directors and executive officers as a group.  Except as noted below, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned	Percentage of Class
Charles Hazzard	Common Stock	2,148,000	14%
Christina Mabanta	Common Stock	8,000,000	56%

ITEM 5.                  DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the Company’s current directors and executive officers.  There is a marital relationship between Charles Hazzard and Christina Mabanta; however, there are no other family relationships between any of the other Company’s directors or executive officers.  The directors are elected annually by the stockholders.  The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Charles Hazzard	34	President & CEO, Director
Christina Mabanta	25	Secretary & CFO, Director
Ronald Smith	59	Director

Charles Hazzard

Mr. Hazzard is the President and Chief Executive Officer of HazzSports.com.  Mr. Hazzard earned his Bachelor of Science degree from the University of Florida in 1999. He received a baseball athletic scholarship to the University of Florida where he played baseball for four years. After college, Mr. Hazzard signed a professional contract with the New York Yankees. After playing for the Yankees, he entered the private sector and accepted a position as a database administrator for MetaSolv Software.  In 2003, he accepted a position as an assistant baseball coach at the University of Nevada, Las Vegas.  While a coach, the team won the Mountain West Conference Title and went to the NCAA Regional.  In 2005, Mr. Hazzard left UNLV to accept a similar position at Pepperdine University.  In his two years at Pepperdine, he helped the Waves to a West Coast Conference Title and two berths into the NCAA Regional.  In 2006, while at Pepperdine University, Mr. Hazzard was accepted into the Masters program where he studied Educational Technology.  Mr. Hazzard graduated with a Masters of Arts in Educational Technology in 2007.

Christina Mabanta

Ms. Mabanta is Vice President and Chief Financial Officer of HazzSports.com.  Ms. Mabanta received a Bachelor of Science degree in Hotel Management and a Minor in Business Administration from the University of Nevada, Las Vegas. While attending UNLV, Ms. Mabanta played college golf on scholarship for all four years. After college, Ms. Mabanta used her degree and worked for Harrah’s Entertainment in the Leisure Sales Department which is considered the largest hospitality and gaming company in the world. During college, she also worked for Wynn Las Vegas Golf Club and Southern Highlands Golf Club. As a competitive golfer, she won the 2002 British Columbia Amateur Championship. She was a member of the B.C. Junior Provincial Team for five years and was a member of the Canadian Junior World Cup Team where the team traveled to play at St. Andrew’s Golf Course in Scotland. Ms. Mabanta was awarded UNLV’s All-Scholar Academic Athletic Award.

Ronald Smith

Mr. Smith graduated first in his accounting class with a Bachelors of Science degree from Utah State University in 1972.  He then passed the CPA exam on his first sitting.  Mr. Smith then received his MBA from the University of Nevada, Las Vegas in 1978.  Mr. Smith is a member of AICPA, a charter and founding member of AICPA Tax Division, a member of Nevada Society of CPA’s and has twice served as Chairman of the NSCPA’s Taxation Committee. He has served as Chairman of the NSCPA’s Lawyers Relations Committee and as a member of National State Boards of Accountancy.  He has served three terms on the Nevada State Board of Accountancy and drafted legislation that was enacted that drastically changed Nevada CPA rules.  In addition, he earned designation as a Certified Valuation Analyst, CVA.  Mr. Smith has worked as a staff accountant for the international CPA Firm of Laventhal & Horwath.  From 1978-1998 he was the founding member of the Las Vegas CPA firm of Bradshaw, Smith & Co. where the firm grew to fifty-five employees and six million dollars in revenue.  Presently, he is the owner of a Las Vegas CPA proprietorship.

ITEM 6.                      EXECUTIVE COMPENSATION

DECEMBER 31, 2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Hazzard, CEO & President	2008	$60,000	$0	$0	$300,000	$0	$0	$0	$400,000
Christina Mabanta, CFO & Secretary	2008	$0	$0	$0	$300,000	$0	$0	$0	$400,000
Ronald Smith	2008	$0	$0	$0	$150,000	$0	$0	$0	$150,000

Non-Employee Director Compensation

The Directors of the Company elected to not receive any compensation for 2007 and 2008.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

There have been no material transactions or contracts that were not made in the ordinary course of business that will be performed after this document is posted or that were entered into more than two years before such posting.

ITEM 8.                  LEGAL PROCEEDINGS

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company.  There are no material proceedings to which any director, officer or affiliate of the Company or security holder is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company is not publicly traded and thus cannot report the high and low sales prices for the Company’s common stock for the periods required.

ITEM 10.                RECENT SALES OF UNREGISTERED SECURITIES

On March 25, 1999, the Company was incorporated. On December 2, 2002, the Company issued 200,000 shares of common stock to Lawrence Horwitz and Eric Schmidt, the two “Initial Founders” of the Company. Each of the two Initial Founders received 100,000 shares each in consideration of their initial capital.   The Company developed a business plan around a concept entitled www.close2here.com.  This concept failed to get off the ground and the business plan was shut down in 2005.

On April 15, 2004, the Initial Founders broke out their stock certificates to 32 individuals as part of a proposed market plan (the “Marketing Plan Shareholders”). In total each of the persons received 1,000 shares each or 32,000 shares total.  The Initial Founders each had a remaining total of 84,000 shares each.

On December 19, 2007, the Company increased its number of authorized common stock to 100,000,000 shares of common stock, $.001 par value.  The Company also authorized a one hundred and ten for one {“110-for 1”} forward split of its common stock by issuing one hundred and ninety-seven {197} shares of the Company’s common stock for each one {1} share of common stock.

On December 31, 2007, the Company entered into a “Reorganization Agreement” with Game Plan Holdings, a Canadian corporation (“Game Plan Canada”) and its shareholders (the “Game Plan Canada Shareholders”).  Pursuant to the Reorganization Agreement, the final distribution was 8,000,000 shares of common stock in the name of Christina Mabanta, 2,148,000 shares of common stock in the name of Charles Hazzard, 332,000 shares in the names of the various  Shareholders of the Company and 3,070,000 shares in the names of the Game Plan Canada Shareholders.

The Company initially financed its website via a private offering within the meaning of Regulation D of the Securities Act of 1933 under Rule 506 of Regulation D.  As of December 30, 2008, we raised $387,500 from four accredited investors.  In addition, $121,462 was raised from Canadian investors prior to the reorganization of the Company.

ITEM 11.                DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The Company is governed by Nevada Law, the Articles of Incorporation, and Bylaws of the Company.  Its authorized capital consists of 100,000,000 shares of common stock, $0.001 par value, and no preferred stock.  The Board of Directors have, but are not limited to, the following powers to establish par value, fix and determine dividend rates, designations, preferences and privileges.

General Description Of Capital Stock

Common Stock

14,100,000 shares of the Company’s common stock are issued and outstanding as of December 30, 2008.

Preferred Stock

The Company does not have preferred stock.

Voting Rights

Presently, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors.  Our common shareholders do not have cumulative voting rights.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds.  In the event of liquidation, dissolution, or winding up of the Company, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities.

Stock Option Plan

The Company has a stock option plan for employees and independent contractors.  The Option Contracts were entered into with Mr. Hazzard Hazzard, Tina Mabanta, Ronald Smith and other independent contractors of the Company.

ITEM 12.                INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s bylaws provided that Game Plan Holdings, Inc. hereby indemnifies each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the Company to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee or representative.  The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled.  The Company may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Company would have the legal power to indemnify them directly against such liability.

Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized and upon satisfaction of other conditions required by current or future legislation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a Game Plan director, officer or controlling person in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or preceding involving any Game Plan director(s), officer(s) or employee(s) in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

ITEM 13.                FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Game Plan consolidated financial statements for the fiscal years ended December 31, 2008, 2007 and 2006 have been examined to the extent indicated in their report by Moore & Associates.  The financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.

ITEM 14.                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company has not had any other changes in nor has it had any disagreements, whether or not resolved, with its accountants on accounting and financial disclosures during its recent fiscal year or any later interim period.

ITEM 15.                FINANCIAL STATEMENTS AND EXHIBITS

Report Of Independent Registered Public Accounting Firm

To the Board of Directors
Game Plan Holdings, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Game Plan Holdings, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on March 25, 1999 through December 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Game Plan Holdings, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on March 25, 1999 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 7.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
November 25, 2008

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

	December 31, 2008	December 31, 2007	December 31, 2006

ASSETS

Current Assets
Cash	$508,962	$265,855	$-
Canadian Marketable Securities (pledged)	3,542	15,926
US Marketable Securities	6,577	11,940	-
Investment in Sparrow	2,811	-	-
Miscellaneous Receivables	1,246	1,460	-

Total Current Assets	523,138	295,181	-

Fixed Assets
Equipment, net	10,779	1,303	-
Website, net	14,625	16,040	-

Total Fixed Assets	25,404	17,343	-

Other Assets
Security deposit	2,300	-	-

Total Assets	$550,842	$312,524	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Margin Account	$2,450	$1,855	$-
Accounts Payable	182	-	-

Total Liabilities	2,632	1,855	-

Stockholders' Equity

Common Stock, authorized 100,000,000 shares, par value $0.001, issued and outstanding at December 31, 2008, December 31, 2007, and December 31, 2006 is 14,100,000, 13,550,000
and 10,480,000, respectively	14,100	13,550	10,480

Paid in Capital	809,573	422,623	(10,480)

Foreign Currency Translation	150	-	-

Unrealized Gain/Loss on Securities	(38,509)	(21,658)	-

Stock Subscription receivable	-	(30,000)	-

Deficit Accumulated During the
Development Stage	(237,104)	(73,846)	-

Total Stockholders' Equity	548,210	310,669	-

Total Liabilities and Stockholders' Equity	$550,842	$312,524	$-

The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	From Inception on March 25, 1999 through December 31, 2008
Revenue	$-	$-	$-	$-

Expenses
General and Administrative	36,303	54,764	-	91,067
Computer Expenses	26,408	-	-	26,408
Automobile expenses	35,266	-	-	35,266
Wages	46,000	-	-	46,000
Rent	23,000	-	-	23,000
Professional Fees	5,275	1,193	-	6,468
Consulting Fees	7,725	38,000	-	45,725

Total Expenses	179,977	93,957	-	273,934

Other Income
Other Income	51	-	-	51
Capital Gains	4,242	14,692	-	18,934
Interest	12,486	5,496	-	17,982

Total Other Income	16,779	20,188	-	36,967

Other Expenses
Interest	60	77	-	137

Total Other Expenses	60	77	-	137

Provision for Income Taxes	-	-	-	-

Net (Loss)	$(163,258)	$(73,846)	$-	$(237,104)

Basic and Diluted
(Loss) per Share	$(0.01)	$(0.01)	$-

Weighted Average
Number of Shares	13,998,219	10,448,441	10,480,000

a = Less than ($0.01) per share
The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Year Ended December 31, 2008

		Common Stock
	Price Per Share	Canadian Shares	US Shares	Amount	Paid in Capital	Subscriptions Receivable	Accumulated Deficit	Unrealized Gain/(Loss)	Foreign Currency Translation	Total Equity

Balance, December 31, 2003			-	$-	$-	$-	$-	$-	$-	$-

Common Shares issued to founders April 15, 2004			10,480,000	10,480	(10,480)					-
Net (Loss)							-	-	-	-

Balance, December 31, 2004			10,480,000	10,480	(10,480)	-	-	-	-	-
Net (Loss)							-	-	-	-

Balance, December 31, 2005			10,480,000	10,480	(10,480)	-	-	-	-	-
Net (Loss)							-	-	-	-

Balance, December 31, 2006			10,480,000	10,480	(10,480)	-	-	-	-	-
Common Shares issued for cash in private placement in Game Plan Holdings, Canada
on January 23, 2007	0.0001	8,000,000		8,000	(7,200)					800
on January 26, 2007	0.001	1,200,000		1,200	-					1,200
on January 29, 2007	0.002	500,000		500	500					1,000
on February 02, 2007	0.2	150,000		150	29,850					30,000
on February 06, 2007	0.25	50,000		50	12,450					12,500
on February 06, 2007	0.3	50,000		50	14,950					15,000
on February 09, 2007	0.3	140,000		140	41,860					42,000
on February 09, 2007 (Canadian)	0.3	70,000		70	23,103					23,173
on February 12, 2007	0.3	35,000		35	10,465					10,500
on March 15, 2007	0.3	150,000		150	44,850					45,000
on March 29, 2007	0.35	20,000		20	6,980					7,000
on April 15, 2007	0.35	30,000		30	10,470					10,500
on April 20, 2007	0.35	60,000		60	20,940					21,000
on April 22, 2007	0.35	25,000		25	8,725					8,750
on May 20, 2007	0.35	265,000		265	92,485					92,750
on June 15, 2007	0.35	50,000		50	17,450					17,500
on July 1, 2007	0.35	150,000		150	52,350					52,500
on November 1, 2007	0.4	75,000		75	29,925	(30,000)				-
on December 15, 2007	0.3	50,000		50	14,950					15,000

On December 31, 2007 Canadian Shares exchanged for US Shares, 8,000,000 of which were transferred from existing shareholder		(11,070,000)	3,070,000	(8,000)	8,000

Unrealized Gain/Loss on Securities								(21,658)		(21,658)

Net (Loss)							(73,846)	-	-	(73,846)

Balance, December 31, 2007		-	13,550,000	13,550	422,623	(30,000)	(73,846)	(21,658)	-	310,669

on January 03, 2008						30,000				30,000
on February 22, 2008	0.5		100,000	100	49,900					50,000
on March 12, 2008	0.75		450,000	450	337,050					337,500

Foreign currency translation									150	150
Net change in Unrealized Gain/Loss on Securities								(16,851)		(16,851)

Net (Loss)							(163,258)			(163,258)

Balance, December 31, 2008		$-	$14,100,000	$14,100	$809,573	$-	$(237,104)	$(38,509)	$150	$548,210

The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	From Inception on March 25, 1999 through December 31, 2008
Operating Activities

Net (Loss)	$(163,258)	$(73,846)	$-	$(237,104)
Depreciation and Amortization	8,544	116	-	8,660
Unrealized Gain/Loss on Securities	(16,851)	(21,658)	-	(38,509)
Foreign Currency Translation	150	-	-	150
Increase in Accounts Payable	182	-	-	182
Decrease in Miscellaneous Receivable	214	(1,460)	-	(1,246)
Increase in Other Assets	13,740	(16,040)	-	(2,300)
Net Cash (Used) in Operating Activities	(157,279)	(112,888)	-	(270,167)

Investing Activities
Decrease in Securities	14,936	(27,866)	-	(12,930)
Increase in Fixed Assets	(32,645)	(1,419)	-	(34,064)
Net Cash (Used) in Investing Activities	(17,709)	(29,285)	-	(46,994)

Financing Activities
Increase in margin account	595	1,855	-	2,450
Stock subscription receivable	30,000	(30,000)	-	-
Proceeds from sale of Common Stock	387,500	436,173	-	823,673
Net Cash Provided by Financing Activities	418,095	408,028	-	826,123

Net Increase in Cash	243,107	265,855	-	-

Cash, Beginning of Period	265,855	-	-	-

Cash, End of Period	$508,962	$265,855	$-	$508,962

Supplemental Information:
Interest Paid	$60	$77	$-	$77
Income Taxes Paid	$-	$-	$-	$-

The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(DECEMBER 31, 2007)

NOTE 1.                      GENERAL ORGANIZATION AND BUSINESS

HJS Technology, Inc. (A Development Stage Company) was incorporated on March 25, 1999 under the laws of the State of Nevada.  On May 31, 2007 HJS Technology, Inc. changed its name to Game Plan Holdings, Inc. (the “Company”).  In accordance with SFAS#7 the Company is considered to be in the development stage.

NOTE 2.                      SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year.  The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.  There are no diluted shares outstanding.

Dividends

The Company has not adopted any policy regarding payment of dividends.  No dividends have been paid during the period shown.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”  SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.  SFAS No. 109 requires the reduction of deferred assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on the likelihood of the Company to utilize the loss carry-forward.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue and Cost Recognition

The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.

Advertising

The Company expensed its advertising as incurred.  In 2008, 2007, and 2006 respectively, advertising expenses were $3,945, $19,648 and $0.

NOTE 3.                      MARKETABLE SECURITIES AND INVESTMENTS

All marketable securities are classified as “available for sale.”  Securities classified as “available for sale” are carried in the financial statements at fair value.  Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized gains and losses are reported in stockholders’ equity.  The changes in marketable securities during the twelve months ended December 31, 2008 and 2007 are as follows:

Fair value at Dec. 31, 2007	Plus Purchases	Foreign Currency Translation	Less Sales at Cost	Plus (Less) Unrealized Gain (Loss)	Fair Value at Dec. 31, 2008

27,866	11,199	163	(12,258)	(16,851)	10,119

NOTE 4.                      WEBSITE

The Company officially launched its website on February 5, 2008 and began amortizing the costs associated with its development as of that date.  During 2008, 2007, and 2006, the amortization of capitalized costs totaled $21,060, $0, and $0 respectively. Capitalized internal use software and Website development costs are included in property and equipment, net.

NOTE 5.                      PROPERTY AND EQUIPMENT

Website	$21,060
Computers	9,083
Furniture & Fixtures	3,472
Software	449
Accumulated Depreciation	(8,660)

Equipment, net	$25,404

Depreciation expense was $8,544, $116 and $0 for the years ended December 31, 2008, 2007 and 2006 respectively.

NOTE 6.                      INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.  Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  Accordingly, a valuation allowance equal to the deferred tax asset has been recorded.  The total deferred tax asset is $35,566 which is calculated by multiplying a 15% estimated tax rate by the cumulative NOL of $237,104.  The total valuation allowance is a comparable $35,566.  Details for the last year follow:

Year Ended December 31	2008	2007
Deferred Tax Asset	35,566	11,077
Valuation Allowance	(35,566)	(11,077)
Current Taxes Payable	0.00	0.00
Income Tax Expense	$0.00	$0.00

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

Year	Amount	Expiration
2008	163,258	2028
2007	73,846	2027

The Company has filed its first income tax return for the year ended December 31, 2007.

NOTE 7.                      STOCKHOLDERS’ EQUITY

Common Stock

On April 15, 2004 the company issued 10,480,000 shares of 0.001 par value stock to 34 shareholders.

Game Plan Holdings, Canada sold the following stock:

	Price/Share	# of shares
on January 23, 2007	0.0001	8,000,000
on January 26, 2007	0.001	1,200,000
on January 29, 2007	0.002	500,000
on February 02, 2007	0.2	150,000
on February 06, 2007	0.25	50,000
on February 06, 2007	0.3	50,000
on February 09, 2007	0.3	140,000
on February 09, 2007	0.3	70,000
on February 12, 2007	0.3	35,000
on March 15, 2007	0.3	150,000
on March 29, 2007	0.35	20,000
on April 15, 2007	0.35	30,000
on April 20, 2007	0.35	60,000
on April 22, 2007	0.35	25,000
on May 20, 2007	0.35	265,000
on June 15, 2007	0.35	50,000
on July 1, 2007	0.35	150,000
on November 1, 2007	0.4	75,000
on December 15, 2007	0.3	50,000
		11,070,000
	Price/Share	# of shares

These 11,070,000 shares have a 0.001 par value and the Company received $436,173.

On December 31, 2007 the Canadian shares were exchanged for 3,070,000 US shares.  On December 31, 2007 all the Canadian shares were cancelled and all assets held by Game Plan Holdings Canada were assigned to Game Plan Holdings, Inc.

During 2008 the following stock was sold:

	Price/Share	# of shares
on February 22, 2008	$0.50	100,000
on March 12, 2008	$0.75	450,000
		550,000

These 550,000 shares have a 0.001 par value and the Company received $387,500.

The following is a summary of the balance sheets of Game Plan Holdings, US and Game Plan Holdings, Canada prior to the reorganization on December 31, 2007:

	US	Canada
Assets:
Cash	$258,769	$5,231
Securities	-	27,866
Other receivable	113	1,347
Due from Game Plan Holdings, US	-	329,970
Equipment, net	1,303	-
Website	16,040	-

Total Assets	$276,225	$364,414

Liabilities:
Due to Game Plan Holdings, Canada	$329,970	$-
Total Liabilities	329,970	-

Stockholders equity:
Common Stock	-	13,550
Paid in Capital	-	422,623
Unrealized Gain/(Loss)	-	(21,658)
Stock Subscription receivable	-	(30,000)
Accumulated deficit	(53,745)	(20,101)

Total stockholders' equity	(53,745)	364,414

Total Liabilities and Stockholders' Equity	$276,225	$364,414

NOTE 8.                    RELATED PARTY TRANSACTIONS

The company was provided with management consulting services by three of the shareholders during 2007 totaling $4,725.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  They may face a conflict in selecting between the Company and other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

NOTE 9.                    GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As discussed in the notes to the financial statements the Company has no established source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

The Company’s activities to date have been supported by equity financing.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such a transaction is deemed by management to be in the best interests of the shareholders.

NOTE 10.                  CONTINGENCIES

The Company has no outstanding contingencies.